EXHIBIT 99.1

XBiotech to Present Positive Preliminary Survival Data on Xilonix™ at the 18th European Society of Medical Oncology’s World Congress on Gastrointestinal Cancer

  First Time Pivotal Phase III Xilonix Data to be Unveiled at Major Scientific Congress, Including Positive Preliminary Overall Mean Survival Data for Responders
  Developed Specifically to Treat Advanced Cancer, Xilonix is First Antibody Therapy to Neutralize Biological Activity of Interleukin-1α (IL-1a)
  Xilonix Recently Granted Accelerated Review for Marketing Authorization by the European Medicines Agency (EMA); a decision on Xilonix approval could come as early as fourth quarter 2016

AUSTIN, Texas, May 24, 2016 (GLOBE NEWSWIRE) -- XBiotech Inc. (NASDAQ:XBIT), developer of next generation True Human™ antibody therapies, today said its upcoming presentation of pivotal Phase III data for Xilonix™, the Company’s lead therapy developed for the treatment of advanced colorectal cancer, will include positive preliminary findings on survival. The data are being presented July 2 at the 18th ESMO World Congress on Gastrointestinal Cancer in Barcelona, Spain.

This will be the first presentation of the Phase III data at a major scientific congress. The primary endpoint of the study was clinical response rate (CRR) after 8 weeks of therapy in patients with advanced disease and multiple symptoms known to inversely correlate with overall survival. The CRR criteria were developed in collaboration with EMA’s Scientific Advice Working Group to assess anti-tumor benefit of therapy based on control of these symptoms. Secondary endpoints evaluated paraneoplastic thrombocytosis and systemic inflammation, which also are known correlates for survival in colorectal cancer. As specified in the Phase III protocol, investigators also followed up with patients after study completion or discontinuation to assess their survival status. XBiotech will share positive preliminary results from this analysis showing a survival benefit correlating to the clinical response seen in this trial; this analysis is ongoing.

A potential breakthrough for patients with advanced colorectal cancer, Xilonix is specifically designed to target and neutralize interleukin-1 alpha (IL-1a), a molecule known to promote angiogenesis (the growth and spread of tumors), as well as mediate symptoms such as metabolic dysregulation (e.g., a cause of muscle loss and weight loss), fatigue and anxiety associated with advanced cancer.

The abstract, entitled “A Pivotal Phase III Trial of Xilonix in Advanced Colorectal Cancer,” will be presented by Dr. Tamas Hickish, Chair of the Xilonix European Phase III Study, and Consultant Medical Oncologist, Royal Bournemouth Hospital NHS Foundation Trust, UK. Colorectal cancer is the leading cause of malignancy in the industrialized world.

About True Human™ Therapeutic Antibodies
Unlike previous generations of antibody therapies, XBiotech’s True Human™ antibodies are 100 percent human, derived from individuals who possess natural immunity to certain diseases. With discovery and clinical programs across multiple disease areas, XBiotech’s True Human antibodies have the potential to harness the body’s natural immunity to fight disease with increased safety, efficacy and tolerability.

The first of these therapies, Xilonix™, for advanced colorectal cancer, is in Phase III clinical trials in the United States with a Fast Track designation by the U.S. Food and Drug Administration (FDA). In Europe, Xilonix Phase III clinical trials have been completed, and the therapy is under accelerated review following the validation of its Market Authorization Application by the European Medicines Agency (EMA).

About XBiotech
XBiotech is a fully integrated global biosciences company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies based on its True Human™ proprietary technology. XBiotech currently is advancing a robust pipeline of antibody therapies to exceed the standards of care in oncology, inflammatory conditions and infectious diseases. Headquartered in Austin, Texas, XBiotech also is leading the development of innovative biotech manufacturing technologies designed to more rapidly, cost-effectively and flexibly produce new therapies urgently needed by patients worldwide. For more information, visit www.xbiotech.com.

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Contacts:
XBiotech
Meg Lewis
mlewis@xbiotech.com
+1 512.386.2983

Media liaison U.S.
Mariann Caprino
+1 917.242.1087

Media liaison ex-U.S.
Jonathan Kearney
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